Exhibit 3.1

Ur-Energy Inc.

(the “Corporation”)
BY-LAW No. 2 (ADVANCE NOTICE)

INTRODUCTION

The Corporation is committed to: (i) facilitating an orderly and efficient annual or, where the need arises, special, meeting process; (ii) ensuring that all shareholders, including those voting by proxy, receive adequate notice of director nominations and sufficient information with respect to all nominees; (iii) allowing the Corporation, it shareholders and appropriate regulatory bodies to evaluate all nominees’ qualifications and suitability as a director of the Corporation; and (iv) allowing shareholders to cast an informed vote.

The purpose of this Advance Notice By-law (the “By-law”) is to provide shareholders, directors and management of the Corporation with guidance on the nomination of directors. This By-law is the framework by which the Corporation seeks to fix a deadline by which holders of record of common shares of the Corporation must submit director nominations to the Corporation prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in the notice to the Corporation for the notice to be in proper written form.

NOMINATIONS OF DIRECTORS

1.	Nomination procedures. Subject only to the Canada Business Corporations Act (the “Act”) and the articles of the Corporation (the “Articles”), only persons who are eligible under the Act and nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board of directors of the Corporation (the “Board”) may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting is called is the election of directors:

(a)	by or at the direction of the Board, including pursuant to a notice of meeting;

(b)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of the shareholders made in accordance with the provisions of the Act; or

(c)	by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice provided for below in this By-law and at the close of business on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth in this By-law.

2.	Timely notice. In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Corporation as set forth in this By-law (paragraph 7).

3.	Manner of timely notice. To be timely, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must be made:

(a)	in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders, provided, however, that in the event the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the Notice Date; and

(b)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

4.	Proper form of timely notice. To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must set forth:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (A) the name, age, business address and residential address of the person; (B) the current principal occupation or employment of the person and the principal occupation or employment of the person within the five years preceding the notice; (C) the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; (D) the consent of the nominee to being named in the proxy circular as a nominee and to serving as a director if elected; and (D) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below); and

(b)	as to the Nominating Shareholder giving the notice, any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Corporation and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below).

5.	Eligibility for nomination as a director. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this By-law and applicable law; provided, however, that nothing in this By-law shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a shareholder proposal pursuant to the provisions of the Act. The Chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

6.	Terms. For purposes of this By-law:

(a)	“public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com or on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system with the U.S. Securities and Exchange Commission (“SEC”) at www.sec.com;

(b)	“Applicable Securities Laws” means, collectively, the securities legislation of each relevant province and territory of Canada and/or of the SEC, whichever is then applicable to the Corporation, in each case, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each relevant province and territory of Canada or the SEC, as applicable;

(c)	“business day” means any day other than Saturday, Sunday or a day on which banks in Denver, Colorado are generally not open for business.

7.	Delivery of Notice. Notwithstanding any other provision of this By-law, notice given to the Corporate Secretary of the Corporation pursuant to this By-law may only be given by personal delivery, or facsimile transmission and shall be deemed to have been given and made only at the time it is served by personal delivery or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Corporate Secretary as follows: Ur-Energy Inc., Attention Corporate Secretary; 10758 West Centennial Road, Suite 200, Littleton, Colorado 80127; facsimile: +1 720-981-5643; provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Mountain Prevailing Time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

Board Discretion. Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this By-law.